Exhibit 99.1

For Immediate Release
October 20, 2004

GEMSTAR-TV GUIDE APPOINTS TWO NEW INDEPENDENT MEMBERS
TO BOARD OF DIRECTORS

James P. O’Shaughnessy, veteran intellectual property attorney, and Ruthann Quindlen, notable technology venture capitalist, join Gemstar-TV Guide Board

Los Angeles, CA– Gemstar-TV Guide International, Inc. (NASDAQ: GMST) announced today that James P. O’Shaughnessy, 57, and Ruthann Quindlen, 50, have been appointed to its Board of Directors, effective immediately. Mr. O’Shaughnessy is an intellectual asset management consultant, and Ms. Quindlen is a general partner with Institutional Venture Partners (IVP).

“We are extremely pleased and honored to have Jim and Ruthann, both leaders in their respective fields, join the Gemstar-TV Guide board. Their depth of experience and expertise will be of tremendous value to the Company,” said Jeff Shell, president and CEO of Gemstar-TV Guide. “Jim is a seasoned executive with an incredible track record in intellectual capital management, both defending intellectual property rights and maximizing the value of patent portfolios. As one of the early female technology venture capitalists, Ruthann has a deep understanding of digital media, and has played a pivotal role throughout her career in the creation and development of several successful technology and media companies.”

Mr. O’Shaughnessy recently retired from Rockwell Automation where he served as vice president and chief intellectual property counsel. Having joined Rockwell International in 1996, Mr. O’Shaughnessy led the company’s successful effort to resolve the significant patent issues it faced at that time, while also helping to build a technology portfolio for future development. Before joining Rockwell, Mr. O’Shaughnessy was a partner with Foley & Lardner in Milwaukee, WI, where, over a ten-year period, he helped to grow the firm’s intellectual property practice into the then largest patent firm worldwide. His clients have included Advanced Micro Devices, Boeing Aerospace, and Cox Laboratories. He received a BS in materials engineering from Rensselaer Polytechnic Institute in 1972 and earned his JD from Georgetown University Law Center in 1977.

Since 1994, Ms. Quindlen has been a general partner with Institutional Venture Partners (IVP), one of Silicon Valley’s leading investment firms, focusing on software and interactive media. At IVP, Ms. Quindlen works with her partners to evaluate investments in Internet infrastructure, electronic commerce, web-based services and digital media companies including Tivo and Netflix. Prior to joining IVP, Ms. Quindlen was a managing

— more —

director at Alex Brown & Sons. There she was among the first to focus solely on firms building software for the personal computer. During her 10-year tenure, she assisted a variety of software firms and worked on the IPOs of leading software companies including Microsoft, AOL, Aldus, Borland, Broderbund, Electronic Arts, McAfee Associates and the 3DO Corporation. Author of Confessions of a Venture Capitalist, published by Warner Books, Ms. Quindlen graduated with an MBA from the Wharton School of the University of Pennsylvania in 1983, and with a BS in Foreign Service from Georgetown University in 1976.

Ms. Quindlen also joins the Audit Committee of the Board of Directors, and Mr. O’Shaughnessy joins the Compensation Committee of the Board of Directors. As previously announced, Perry Lerner has resigned from the Board effective immediately. With the appointment of these two directors, Gemstar-TV Guide’s Board is now comprised of nine members.

About Gemstar-TV Guide International, Inc.

Gemstar-TV Guide International, Inc., (the “Company”) is a leading media and technology company that develops, licenses, markets and distributes technologies, products and services targeted at the television guidance and home entertainment needs of consumers worldwide. The Company’s businesses include: television media and publishing properties; interactive program guide services and products; and technology and intellectual property licensing. Additional information about the Company can be found at www.gemstartvguide.com.

Except for historical information contained herein, the matters discussed in this news release contains forward-looking statements that involve risks and uncertainties, including risks and uncertainties related to declines in our magazine business; timely availability and market acceptance of products and services incorporating the Company’s technologies and content; the impact of competitive products and pricing; ongoing and potential future litigation; and the other risks detailed from time to time in the Company’s SEC reports, including the most recent reports on Forms 10-K, 8-K and 10-Q, each as it may be amended from time to time. The Company assumes no obligation to update these forward-looking statements.

Note to Editors: Gemstar, TV Guide, and TV Guide On Screen, are trademarks or registered trademarks of Gemstar-TV Guide International, Inc. and/or its subsidiaries. The names of other companies and products used herein are for identification purposes only and may be trademarks of their respective owners.

Contacts:

Christine Levesque, 212-852-7585, christine.levesque@tvguide.com (media)
Robert L. Carl, 323-817-4600, investorinfo@gemstartvguide.com (analysts)